EXHIBIT 99.2

Fourth Quarter Conference Call

2/23/06

Jeff Baker:

Good morning and welcome to the Analysts International conference call. Joining me this morning is David Steichen, our Chief Financial Officer.

As I mentioned at the beginning and conclusion of our last conference call, we had one immediate priority, which was returning the Company to profitability. We are pleased to report today that we’ve achieved that objective. For the fourth quarter, we reported net income of $1.0 million, or four cents per share on revenue of $89.5 million.

In addition, our balance sheet has improved over the third quarter and our revenue for the fourth quarter represents a 9.7% increase over the third quarter – our largest sequential growth since 1997. This growth was due in part to the continued transition of IBM business from displaced suppliers, as well as our Solutions business growing at 24% during the fourth quarter. We also showed strong growth in a number of our non-IBM staffing locations such as St. Louis and Seattle.

With this profitable fourth quarter, we believe we are positioned for a profitable year in 2006. While the first quarter is a challenging quarter for us, as purchase orders expire and budgets are being set for the next year, we believe that many of the trends we observed late in the third quarter and throughout the fourth quarter will continue through 2006.

And, with our restructuring behind us, we continue to focus on growing our business and improving our results through our performance improvement programs for both our staffing and solutions organizations. I’ll talk more about our operations later but now I want to turn it over to Dave to discuss our fourth quarter and 2005 performance…Dave.

David Steichen:

Thank you, Jeff.

As noted in our press release earlier today, we are pleased to announce that after three very difficult quarters our fourth quarter has yielded positive results.

Total revenue for the fourth quarter was $85.9 million, up 3.5% from the comparable quarter one year ago and up 9.7% from the third quarter.

Fourth quarter direct revenue of $65.8 million, excluding product and subsupplier revenue, was consistent with both the third quarter and the comparable quarter last year.

Product revenue during the fourth quarter was $8.5 million, up from $5.4 million in the third quarter and $4.2 million for the comparable quarter one year ago.

From a profitability standpoint our third quarter restructuring actions and continuing revenue growth during the fourth quarter resulted in net income of $1.0 million or $.04 per share. This compares to a loss of 9 cents per share reported in the third quarter before the effect of the third quarter special charges. We are pleased that we were able to return to profitability the first quarter following the termination of the merger agreement with Computer Horizons. As Jeff said in our third quarter call, following the termination of that merger agreement, we moved into the fourth quarter with building momentum. That momentum along with the cost reduction and performance improvement measures implemented as part of our third quarter restructuring enabled our rapid return to profitability.

As always, we continue to experience intense competition on average bill rates. In spite of that competition, by concentrating our efforts on the higher value transactions, we managed a slight increase in our average bill rates. As I have been indicating for some time, while we are encouraged by our ability to hold bill rates flat or even slightly increase them, pricing pressures from our clients, and  salary and benefit pressures continue to add up to tight margins. These pricing pressures make improving our average bill rates and gross margins very difficult.

At the end of the fourth quarter total company headcount was at 3095. We reduced our operations staff by 35, as part of our cost reduction and performance improvement plan. Technical headcount declined 55 during the fourth quarter. This decline occurred late in December as a result of client projects coming to a close at the end of the calendar year. As Jeff mentioned, we frequently see this around the end of the year. Billable headcount at quarter end represented 87% of our total staff. This ratio is an improvement from recent quarters.

Fourth quarter sub-supplier revenue of $11.6 million was up $3.8 million from the third quarter and down $800,000 from the comparable quarter last year. The increase in sub-supplier activity from the third quarter to the fourth is the result of increased sub-supplier activity late in the year under the new IBM contract. We expect this activity to continue to grow during 2006.

The gross margin on our direct business offerings, excluding product sales, was 21.2% for the fourth quarter, up from 20.2% in the third quarter but down from 24.9% in the comparable quarter last year. The fourth quarter 2004 gross margin was significantly enhanced by positive experience in the rate at which we accrued for healthcare insurance during that quarter. For the year, however, our gross margin on direct services declined approximately 1.8% from 2004. This decline was a result of many factors including: (i) lower utilization in our solutions business as we invest in growing our IP Communications and Storage Solutions practices, (ii) a shift in our revenue mix to larger national accounts where margins are lower, and (iii) pricing at IBM following our contract award in July. While we expect overall margins to improve slightly in 2006 as revenue from high margin solutions grow and we continue to focus on higher valued services, the improvement will be tempered by our continued growth of IBM and other lower margin national accounts.

Our fourth quarter SG&A expenses amounted to $13.7 million or 15.9% of revenue. This was a decrease of $2.4 million from the third quarter, and $2.2 million from the comparable quarter one year ago. Holding our fourth quarter SG&A costs below 16% of revenue was a significant accomplishment. The decline in this category of expense reflects a reduction in SG&A headcount and other cost reduction measures implemented late in the third quarter. We are pleased to have been able to rapidly bring these costs back into line with our current revenue levels, and we continue to hold a very tight rein over these costs; however, we expect them to increase slightly from fourth quarter levels, to support our continued growth. We do not expect them to return to the level we saw during the third quarter.

For the quarter, we reported adjusted EBITDA and Free Cash Flow of $2.2 million. This is up from an Adjusted EBITDA loss of $1.2 million and Adjusted Free Cash Flow of negative $2.3 million reported last quarter.

During the fourth quarter, we recorded $50,000 of income tax expense related to subsidiaries where profitability was achieved and state taxes were due. We recorded no other income tax expense associated with our net income as we maintain large reserves against our deferred tax assets. As we generate profits we reverse these reserves to negate any tax expense which would otherwise be recorded.

As indicated, the fourth quarter produced net income of $1.0 million or $.04 cents per share compared with a net loss of $15.6 million posted in the third quarter and net income of $1.4 million posted for the comparable quarter last year.

For 2005 we recorded total revenue of $322 million and a net loss of $2.8 million, before special charges of $14.9 million. This compares to total revenue of $342 million and net income of $3.9 million recorded last year.

Receivables of $67.0 million at the end of the fourth quarter were up from $57.8 million reported at the end of 2004. Days sales outstanding of 69 days is down from 70 days at the end of the third quarter, but up from 63 days at the end of 2004. DSO’s are expected to remain in the high 60’s throughout 2006. The increase in accounts receivable is primarily a result of significant customers, including IBM, asking for and receiving longer payment terms. Working capital of $26.2 million was down $13.3 million from the end of 2004. This decline is due primarily to the purchases of Wirespeed and Redwood, the use of working capital to fund merger and severance-related costs, and our operating losses.

We ended the quarter with $5.0 million of debt on our balance sheet compared to $6.8 million at the end of the third quarter.

Our credit facility had total availability of $30 million at the end of the quarter against which only $5 million was drawn. The level of available borrowings under this facility continues to remain high as our receivables collateral base has increased. This line of credit, which we recently extended through January, 2010, is available for our use as continued growth and other business opportunities call for working capital and other investments. We believe our unused credit facility can support the operating needs of our company.

Obviously we are disappointed by the operating results posted for the full year. We are, however, pleased with the fourth quarter results. The cost reduction and performance improvement measures implemented during the third quarter and the momentum created in the third and fourth quarter made these results possible.

As we have seen in past years, during December and January, we experienced a decline in technical headcount. This decline, along with the reinstatement of certain costs cut during the fourth quarter, cause us to be cautious about the first quarter outlook. Our guidance for the first quarter places revenue between $85 and $88 million and breakeven operating results, plus or minus one cent.

With that I’ll turn the call back over to Jeff.

Jeff:

Thanks Dave.

2005 was anything but a routine year. We were obviously disappointed the transaction didn’t go through but neither were we dependent on it for our success.

We continue to have a growing and viable business.

On the staffing side, we saw continuous improvement throughout the fourth quarter driven both by market conditions and efforts from our performance improvement programs. Earlier in the year, we saw a significant drop in headcount, stemming primarily from the loss of the Bank of America account at the end of 2004. And despite a number of distractions, we were able to successfully replace that headcount and finished the year with a headcount total of 2,223.

In addition to the IBM Core Supplier award, we acquired a number of new accounts. We were selected as one of seven prime suppliers to a major financial services client, who reduced their supplier list significantly and extended our relationship with one of our largest accounts for an additional 2 years.

Notwithstanding the improvements seen during the fourth quarter, by late December we saw a slowdown in our requirements following a particularly strong third quarter. This decline is similar to declines we’ve seen in past years. Nevertheless, it will have an impact on first quarter headcount and related revenue.

In our Solutions business we saw significant improvement in our profitability for the fourth quarter. We believe the investments we made and the markets we’ve consolidated around are beginning to pay off. We saw consistent improvement in our utilization across almost all of our practices, with the exception of December which was impacted by the holidays.

Overall Solutions revenue increased by 24% in the 4th quarter with growth in both products and services. The two practice areas where we’ve made significant investments in training and certifications - IP Communications and our Cisco relationship and Storage Solutions focusing on EMC technology, had services revenue growth of 17% and 11% respectively. We received 2 additional Cisco authorizations. These helped to drive IP communications where we won large wireless, security, IP telephony and call center engagements nationwide. Wireless activity really picked up during the 4th quarter particularly in the campus, warehouse, and distribution markets. In Storage Solutions, the VMWare opportunities continue to be a source of strong growth and just as we had anticipated, these server consolidation services have led to opportunities for our other solution service areas,   Our newly organized IT Outsourcing group, which includes helpdesk, field engineering, and server desktop, had their first significant win in the quarter with a $1 million/annual outsourcing engagement. This practice led the Solutions group in profitability.

The State and Local practice (our first focused vertical market) finished the year strong with a 45% increase in revenue over the 3rd quarter, the majority of their work being with State governments. These engagements are continuing into 2006.

So overall we see our solutions efforts to partner with leading technology providers and our reorganized sales and delivery teams gaining momentum.

With our restructuring behind us, we will continue to focus on our performance improvement plan to find better ways to align our business with that of our clients both within staffing and solutions.

As I’ve said on all calls, longer term, we still believe industry consolidation is inevitable. The lack of scale on the staffing side precludes us from many opportunities and continues to put us at risk in the event of another significant client loss. Likewise, we are not in a hurry to rush back into another transaction until such time as we’ve demonstrated sustained profitability and improved the stock price considerably. Given the turnover in our shareholder base, we will also likely be going on the road shortly to reach out to new shareholders now that we have demonstrated the ability to return to profitability.

Finally thanks again to all the shareholders and employees that have been with us throughout this journey. We look forward to a prosperous and profitable year in 2006.

Now I’ll turn it over for questions.